Exhibit 4.1

STMICROELECTRONICS N.V.

STOCK OPTION PLAN

FOR SUPERVISORY BOARD MEMBERS AND PROFESSIONALS

OF THE SUPERVISORY BOARD

1 - Purpose

This STMicroelectronics N.V. Stock Option Plan (the “Plan”) is intended to provide an incentive to members of the Supervisory Board of STMicroelectronics N.V., a company incorporated in the Netherlands (the “Company”), and to professionals of the Supervisory Board of the Company (the “Supervisory Board”), to increase their efforts for the success of the Company by offering them an opportunity to obtain or increase their proprietary interest in the Company through the grant of stock options (the “Options”) to acquire common shares of the Company (the “Common Shares”). The General Meeting of Shareholders of the Company has delegated the authority to resolve upon issue of shares and upon granting of option rights to the Supervisory Board. The Supervisory Board has decided the granting of Options in different installments over a three years period to acquire Common Shares of the Company pursuant to the terms and conditions hereinafter set forth. On March 27, 2002, the General Meeting of Shareholders of the Company has approved the main terms and conditions of the Plan. Under the Plan 12,000 Options per annum can be granted to each member of the Supervisory Board and 6,000 Options per annum can be granted to each professional of the Supervisory Board, with the understanding that each Option entitles the holder thereof to acquire, in accordance with the terms and conditions of this Plan, one Common Share in the share capital of the Company.

In this Plan the term “professional of the Supervisory Board” shall mean an adviser to the Supervisory Board designated as such by the Supervisory Board, provided that such a person can not be a resident of the Netherlands and whereby “resident” shall mean established, domiciled or have residency in a country.

2 - Administration of the Plan

a) Members of the Committee

The Plan shall be administered in accordance with the present terms and conditions by a committee (the “Committee”) of the Supervisory Board comprised of the Chairman and the Vice Chairman of the Supervisory Board, as well as at least one other member of the Supervisory Board designated by the Supervisory Board. The Committee shall avail itself, with the support of the Company, which shall bear the relevant financial cost of any legal, tax, and accounting advice that the Committee should consider necessary or useful for the implementation of its mandate.

b) Authority of the Committee -

The Committee will administer the Plan on behalf of the Supervisory Board and will grant the options to the optionees in accordance with the approval granted by the General Meeting of Shareholders of the Company and the resolutions of the Supervisory Board. All questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one of its members to execute and deliver documents on behalf of the Committee. Except where this Plan provides otherwise, the determination of the Committee shall be final and binding in all matters relating to the administration of the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

3 - Stock Reserved for the Plan

Subject to adjustment in accordance with the provisions of Section 10, the shares available for Options awarded under the Plan shall be Common Shares. Shares made available under the Plan will be either newly issued shares or, if the Supervisory Board and the Managing Board of the Company so decide, shares repurchased by the Company.

4 - Grant of Options

a) The Committee shall, on behalf of the Supervisory Board, have the authority to determine the number of options to be granted to each member and professional of the Supervisory Board, with due observance of the maximum number of options that can be granted per annum to each such member or professional as set forth in Section 1. An individual to whom an Option has been granted is referred to herein as an “Optionee”. Each Optionee agrees to be bound by the terms of the Plan.

b)- Annual grant - Options shall be granted once each calendar year. In the year 2002 options will be granted on the second business day following the publication of the Company’s results for the first quarter of such year. Unless otherwise decided by the Supervisory Board, in the years 2003 and 2004 options will be granted on the second business day following the annual general meeting of shareholders of the Company.

5 - Agreement to Reflect Terms of Grant

The terms and conditions of each grant of Options shall be embodied in a written agreement between the Company and the Optionee or a written award certificate delivered by the Company to the Optionee (in either case, the “Stock Option Agreement”), which shall contain the price and other terms and conditions consistent with those set forth in Section 6 hereof and shall state the date of grant of the Options and the number of Options granted. Each Stock Option Agreement shall be signed on behalf of the Company either by the President of the Supervisory Board or by all members of the Committee or by a duly appointed representative of the Committee.

6 - Terms and Conditions of Options

a) Option price -

Each Stock Option Agreement shall state the subscription price of each Common Share subject to an option (the “Option price”). The Option Price shall be the closing market price of a Common Share at the NYSE at the date of the grant. In no event will the Option Price be less than the nominal value of a Common Share in Euros.

b) - Vesting -

(i) - Each Stock Option Agreement shall state the time or times as of which the Option shall vest and become exercisable in whole or in increments. Options shall vest and become exercisable as determined in Appendix 1. An Option, to the extent vested and exercisable, is sometimes referred to herein as a “Vested Option”.

(ii) - If an Optionee ceases to be a member of the Supervisory Board, or, as the case may be, ceases to be a professional of the Supervisory Board, for voluntary resignation or for a dismissal for cause before the annual general meeting of shareholders of the Company following the grant of options, the options granted to such Optionee after the previous annual general meeting of shareholders of the Company shall remain to be 100% vested and can be exercised only within a period of hundredeighty days or the later period of time as determined by the Supervisory Board, upon the proposal of the Committee, from the date as per which the Optionee ceased to be a member or a professional of the Supervisory Board and section 7 (d) shall continue to apply.

c) - Restriction on Transfer -

Options granted hereunder shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee.

d) – Death; extinction of rights -

d1) - Death of an Optionee - In the event of the death of an Optionee, the options granted to such Optionee prior to his death shall remain to be 100% vested and can be exercised by his designated beneficiary only within a period of twelve months from the death of the Optionee.

d2) - Extinction of rights attaching to the options - Rights attaching to the options are extinguished:

(i) on expiry date of the option validity period (ten years: see paragraph 6e), (ii) or after the period of time mentioned in paragraph b(ii) or d1;

e) - Duration of Options - Unless the Committee determines to establish a shorter period at the time of grant, each Option shall be effective for a period of ten years from the date of grant.

f) - Additional restrictions - Each Option granted hereunder shall be subject to such additional terms and conditions not inconsistent with this Plan as may be prescribed on behalf of the Supervisory Board by the Committee and set forth in the applicable Stock Option Agreement.

g) - Windows of exercise and sale - The Company’s trading policies and procedures that are in line with the rules and conditions set forth in the present Plan and the rules approved by the Supervisory Board as well as the rules and procedures to be followed in the stock markets where the Company’s shares are listed or traded will apply.

7 – Exercise of Options

(a) - Notice - Subject to the conditions set forth in section 6, 7(b) and 8, an Optionee may exercise a Vested Option by giving written notice to the Company. The date of exercise of the Option with respect to the Common Shares specified in the notice shall be the date on which both (i) the Company has received the notice and (ii) the conditions provided for in Section 6(g) 7(b) and 8 have been satisfied.

(b) - Payment and Other Conditions - The subscription price of the Common Shares as to which a Vested Option is being exercised shall be paid to the Company at the time of exercise in cash (including by check denominated either in Euros or in such currency designated in the relevant Stock Option Agreement).

If payment is made in another currency than Euros, the payment must be freely convertible in Euros and shall be calculated at the rate of exchange on the day of payment.

(c)- Issuance of Common Shares - Upon receipt of payment and satisfaction of the conditions of Section 6(g), 7(b) and 8 hereof, the Company shall inform the custodian (the “Custodian”) of the Company about the amount paid on the shares and cause the custodian to issue or transfer the Common Shares in respect of which the Options shall have been exercised. Upon and in accordance with the Optionee’s instructions, the Company shall cause the Custodian to register in the name of the Optionee such Common Shares on a share register maintained on behalf of the Company.

(d) - Lock up period – If an option is being exercised prior to the following annual general meeting of shareholders of the Company subsequent to the date of grant, the shares thus acquired by the Optionee may not be sold or otherwise disposed of before the expiry of the period ending on the second day following the subsequent annual general meeting of shareholders of the Company. For that purpose the shares will then be transferred on a fiduciary basis to a separate account in the name of the Optionee during a period ending the second day following the subsequent annual general meeting of shareholders of the Company. During such period all rights pertaining to the shares shall vest in the Optionee.

8 - Compliance with Applicable Law -

If at any time the Company’s Chief legal counsel shall determine that the consent, registration or approval of any governmental regulatory body is necessary as a condition of, or in connection with the granting of any Option or the issue or transfer of Common Shares pursuant to any Option, such Option may not be granted respectively exercised in whole or in part unless such consent or approval shall have been effected or obtained free of any conditions not acceptable by the Company upon the recommendations of such legal counsel. Such counsel’s recommendations in this connection may take into account laws or other restrictions applicable to an Optionee by reason of his nationality or residence. The Company and the Optionees shall take care of the declarations and filings to be made in accordance with the applicable laws.

9 - No restriction on Right of the Company to effect corporate changes -

The Plan and the Options granted hereunder, shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Shares, or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10 - Effect of Certain Corporate Changes -

In the event of any stock dividend or split, issuance or repurchase of stock or securities convertible into or exchangeable for shares of stock, grants of options, warrants or rights to purchase stock, a business combination, exchange or similar change affecting the Common Shares, the Committee may after taking into consideration the legal, tax and accounting advisors for involved countries, at Company’s expenses and, after obtaining approval of the competent body, make such equitable adjustments to the terms of the Plan or of outstanding Options (whether or not vested) as, in its sole discretion, it shall deem appropriate. Such adjustments shall be made taking into account all adjustments required by law applicable to stock option plans and may include, among other things: (i) adjusting the aggregate number of Common Shares available for awards under the Plan, (ii) adjusting the Option Price applicable to any outstanding Options, (iii) adjusting the number of Common Shares (or such other security as is designated by the Supervisory Board) subject to any outstanding Options and (iv) making any other equitable adjustments or taking such other equitable action as the competent body shall deem appropriate.

Without limiting the generality of the preceding sentence, Optionees shall not, unless the competent body shall determine otherwise, be entitled to any adjustment in the terms of their Options, or to any grants of additional Options, if the Company issues Common Shares, or any other security, for value. All adjustments or actions taken by the competent body pursuant to this Section 10 shall be conclusive and binding for all purposes.

11 - Definitions - As used in the Plan, the following terms have the meanings set forth below:

Construction of the Term “Optionee” - Whenever the word “Optionee” is used in this Plan under circumstances where the provision should logically be construed to apply to the executors, the administrators, Designated Beneficiary (as defined below) or any other person or persons to whom an Option may be transferred by will or by the laws of descent and distribution or by reason of the death of the Optionee, the word “Optionee” shall be deemed to include such person or persons. As used herein, the term “Designated Beneficiary” shall mean the person or persons last designated as such by the Optionee as the person who shall have the right to exercise such Option after the Optionee’s death on a form filed by the Optionee with the Committee in accordance with such procedures as the Committee shall establish. If no such person is designated, the Designated Beneficiary shall be the Optionee’s estate.

12 - Miscellaneous

(a) - No rights to continue serving as member or professional - Neither the Plan or any action taken hereunder shall be construed as giving any Optionee any right to be retained as member or professional of the Supervisory Board.

(b) - Stockholder Rights - An Optionee shall have no rights as a stockholder with respect to any Common Shares covered by an Option until such Common Shares shall have been issued or transferred to such Optionee, and no adjustment shall be made for dividends or distributions or other rights in respect of any Common Shares for which the record date is prior to the date upon which the Optionee shall become the holder of record thereof.

(c)- Any and all tax burdens eventually charged worldwide to any Optionee shall remain at its sole account.

(d)- Inconsistency - With respect to any Options granted pursuant to the Plan, in the event of any conflict or inconsistency between the Plan and the Stock Option Agreement, the Plan shall govern and the Stock Option Agreement shall be interpreted to minimize or eliminate any conflict or inconsistency.

(e) - Information to Stockholders - The Supervisory Board Report to be included in the annual accounts of the Company shall state the number of options exercised during the financial year concerned as well as any and all other information to be included therein pursuant to applicable laws and stock exchange regulations.

13 - Amendment -

The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided, however, that any amendment (i) which under the requirements of applicable law must be approved by the General Meeting of Shareholders of the Company or (ii) which would increase the number of Common Shares available for awards under the Plan (other than pursuant to an adjustment made by the Supervisory Board pursuant to Section 10 of the Plan), shall not be effective unless and until such approval is obtained. No amendment or termination shall adversely affect any of the rights of any Optionee, without such Optionee’s consent, under any Option therefore granted under the Plan.

14 - Adoption Date -

The Plan has become effective as of April 24, 2002 (the “Adoption Date”) following the approval of the main terms and conditions of the Plan by the General Meeting of Shareholders of the Company and the adoption of the Plan by the Supervisory Board.

15 - Headings -

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

16 - Governing Law -

This Plan and any and all rights hereunder shall be construed in accordance with and governed by the laws of the Netherlands.

APPENDIX 1

•	Grant of options. In the year 2002 options will be granted on the second business day following the publication of the Company’s results for the first quarter of such year. Unless otherwise decided by the Supervisory Board, in the years 2003 and 2004 options will be granted on the second business day following the annual general meeting of shareholders of the Company.

•	Eligibility. Options can only be granted to members and professionals of the Supervisory Board.

•	Vesting dates. Options will vest on the first business day following thirty days after the date of grant.

•	Value of the shares. For any relevant tax purposes the value of the shares as at the vesting date shall be the closing market price of a Common Share in the capital of the Company at the NYSE at the vesting date.

•	Exercise period. Options may be exercised during the period commencing on the first business day following thirty days after the date of grant and ending on the first business day falling ten years after the date of grant (without prejudice to the provisions of articles .6b(ii) and 6d1 of the Stock Option Plan).